                                  EXHIBIT 99.5

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                   RESTATED CONSOLIDATED STATEMENT OF INCOME
                                   UNAUDITED

(In millions, except per share)
                                                                    TWELVE MONTHS ENDED DECEMBER 31,
                                                              --------------------------------------------
                                                                1999        1998        1997        1996
                                                                ----        ----        ----        ----
NET SALES                                                     $13,355.4   $13,081.6   $13,502.0   $13,400.7

Cost of Goods Sold                                             10,832.3    10,210.2    10,511.5    10,412.3
Selling, Administrative and General Expense                     2,016.7     1,881.1     1,886.7     1,887.2
Rationalizations                                                  171.6       (29.7)      265.2       116.4
Interest Expense                                                  179.4       147.8       119.5       128.6
Other (Income) Expense                                           (147.1)      (76.5)       25.5        22.6
Foreign Currency Exchange                                         (27.6)       (2.6)      (34.1)        7.4
Equity in Earnings of Affiliates                                  (10.3)      (10.6)      (19.9)      (19.9)
Minority Interest in Net Income of Subsidiaries                    40.3        31.5        44.6        43.1
                                                              ---------   ---------   ---------   ---------

Income from Continuing Operations before Income Taxes             300.1       930.4       703.0       803.0
United States and Foreign Taxes on Income                          56.9       258.2       205.6       249.8
                                                              ---------   ---------   ---------   ---------

INCOME FROM CONTINUING OPERATIONS                             $   243.2   $   672.2   $   497.4    $  553.2
Discontinued Operations                                              --       (34.7)       36.3      (456.8)
                                                              ---------   ---------   ---------   ---------

NET INCOME                                                    $   243.2   $   637.5   $   533.7   $    96.4
                                                              ---------   ---------   ---------   ---------

PER SHARE OF COMMON STOCK -- BASIC
    Income from Continuing Operations                         $    1.55   $    4.29   $    3.18   $    3.56
    Discontinued Operations                                          --       (0.22)       0.24       (2.94)
                                                              ---------   ---------   ---------   ---------

    Net Income                                                     1.55        4.07   $    3.42   $    0.62
                                                              ---------   ---------   ---------   ---------

Average Shares Outstanding                                        156.2       156.6       156.2       155.1

PER SHARE OF COMMON STOCK -- DILUTED
    Income from Continuing Operations                         $    1.53   $    4.25    $   3.14    $   3.53
    Discontinued Operations                                          --       (0.22)       0.23       (2.91)
                                                              ---------   ---------   ---------   ---------

    Net Income                                                $    1.53   $    4.03   $    3.37   $    0.62
                                                              ---------   ---------   ---------   ---------

Average Shares Outstanding                                        158.9       158.3       158.2       156.8





                                     X-99.5